Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the Registration Statement (1933 Act File No. 2-78047) of The Wright Managed Equity Trust on Form N-1A of our reports dated February 11, 2005 for the Wright Selected Blue Chip Equities Fund, Wright Major Blue Chip Equities Fund, and Wright International Blue Chip Equities Fund (the "Funds") for the year ended December 31, 2004 included in the Annual Report to Shareholders of the Funds.

We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Certified Public Accountants" in the Statement of Additional Information, which are part of this Registration Statement.

/s/Deloitte & Touche LLP
-------------------------
   Deloitte & Touche LLP

Boston, Massachusetts
April 27, 2005